Exhibit 16.1

September 18, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Lincoln International Corp.
Commission File Number: 0-5767

We have read the statements made by Lincoln International Corp. that will be included under Item 4.01 of the Form 8-K report the Company will file regarding change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Sherb & Co, LLP

Sherb & Co., LLP